Index of Financial Statements and Exhibits to be Filed in EDGAR


A-1 Financial statements of GPU Advanced Resources, Inc. for the quarter ended June 30, 2001.

A-2 Financial statements of GPU Diversified Holdings LLC for the quarter ended June 30, 2001.

B-4 Contract between GPU Service, Inc. and GPU Diversified Holdings LLC to provide legal and certain general and administrative services.

C     Certificate of GPU, Inc.